EXHIBIT 12.0

STATEMENT RE: RATIO OF EARNINGS TO FIXED CHARGES

	Years Ended December 31,
(dollars in thousands)	2008		2007		2006
Including Interest Paid on Deposits:
Earnings before income taxes	$53,794		$402,099		$348,714
Combined fixed charges:
Interest expense on deposits	348,393		425,824		383,373
Interest expense on borrowed funds	581,241		524,391		463,761
Appropriate portion ( 1/3) of rent expenses	9,250		8,315		6,940

Total fixed charges	$938,884		$958,530		$854,074

Earnings before income taxes and fixed charges	$992,678		$1,360,629		$1,202,788

Ratio of earnings to fixed charges	1.06	x	1.42	x	1.41	x

Excluding Interest Paid on Deposits:
Earnings before income taxes	$53,794		$402,099		$348,714
Combined fixed charges:
Interest expense on borrowed funds	581,241		524,391		463,761
Appropriate portion ( 1/3) of rent expenses	9,250		8,315		6,940

Total fixed charges	$590,491		$532,706		$470,701

Earnings before income taxes and fixed charges	$644,285		$934,805		$819,415

Ratio of earnings to fixed charges	1.09	x	1.75	x	1.74	x